Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made as of the 2nd day of April, 2012, by and between Volt Information Sciences, Inc. (the “Company”), and Ronald Kochman (the “Executive”).  The Company and the Executive are at times herein referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Company desires to employ the Executive as Senior Vice President for Strategic Planning and wishes to define the terms of the Executive’s employment with the Company, and the Executive desires to accept such employment, for the term and upon the other conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.
Term.  Subject to Section 4 hereof, the Executive’s employment shall be for a one (1) year term (the “Initial Term”), commencing on the date hereof and expiring on the first anniversary thereof.  The Initial Term will automatically renew for successive one-year periods (each, a “Renewal Term”), unless a Party notifies the other Party in writing of its intention not to renew this Agreement at least six (6) months prior to the expiration of the then current Initial Term or Renewal Term, as applicable.  Upon non-renewal of this Agreement by the Company at the expiration of the Initial Term or a Renewal Term, the Company shall provide the Executive with the Severance Benefits (as defined in Section 4(e) hereof), subject to and in accordance with Sections 4(e) and 4(f) hereof.  The Initial Term and any Renewal Term are hereinafter collectively referred to as the “Term.”

2.
Position; Duties.  The Executive shall serve as the Company’s Senior Vice President for Strategic Planning, or in such other position for the Company or an affiliate thereof as the Company may designate.  The Company may change the Executive’s title, duties, work location and/or responsibilities at any time.  The Executive shall devote his full business time and best efforts to promoting the interests and business of the company and its affiliates.  The Executive shall comply with all lawful rules, policies and procedure of the Company, and the Executive agrees that he shall not engage in any activity which is or may be contrary to the welfare, interests or benefit of the Company, or which is or may be contrary to the business of the Company as conducted now or in the future.

3.	Compensation. During the Term, the rights of the Executive to compensation and benefits are as follows:

a.
Base Salary.  The Company shall pay to the Executive a base salary at the annual rate of $340,000, subject to increase from time to time at the Company’s sole discretion (the “Base Salary”).  The Base Salary shall be payable in a manner consistent with the Company’s customary payroll practices for senior executives.

b.
Bonus.  The Executive shall be eligible to receive a discretionary bonus during each calendar year in which the Executive is employed with the Company (the “Discretionary Bonus”).  Whether a Discretionary Bonus will be awarded to the Executive, and, if awarded, the amount thereof shall be determined at the Company’s sole discretion.  If awarded, the Discretionary Bonus for any given calendar year shall be paid to the Executive in a single lump sum payment promptly after the calendar year to which the discretionary bonus relates, but in no event later than December 31 of the year after the calendar year to which the Discretionary Bonus relates.

Notwithstanding the foregoing, the Executive shall be eligible to receive a one-time Discretionary Bonus, conditioned upon the Executive’s satisfactory performance as Senior Vice President for Strategic Planning and continued active employment with the Company through December 31, 2012 (the “December 2012 Bonus”).  Whether the Executive’s performance has been satisfactory will be determined at the sole discretion of the Company, with balanced consideration of the entire breadth of the Executive’s performance.  If awarded, the amount of the December 2012 Bonus shall be $60,000.  If awarded, payment of the December 2012 Bonus shall be made to the Executive promptly after December 31, 2012, in calendar year 2013.  The Executive acknowledges and agrees that the December 2012 Bonus shall not be due or payable to him if his active employment with the Company ceases for any reason prior to December 31, 2012.

c.
Other Benefits.  The Executive shall be eligible to receive such fringe benefits regularly provided by the Company to similarly situated senior executive employees, subject to the eligibility requirements, terms and conditions of the Company’s applicable plans and policies, which benefits are subject to change or termination by the Company at any time in its sole discretion, provided that the Company shall not change or terminate any such fringe benefits that are considered to be deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) in a manner that would result in liability under Section 409A of the Code.

d.
Expenses.  The Executive shall be reimbursed for all ordinary and necessary business expenses incurred by the Executive in connection with the Executive’s employment, upon timely submission of receipts and other documentation as required pursuant to the Company’s customary expense reimbursement policies and procedures.  With regard to reimbursement of expenses that are taxable to the Executive, such reimbursement shall be paid to the Executive in all events on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred.  No such payment is subject to liquidation or exchange for another benefit and the amount of expenses that may be covered by such payments in one taxable year shall not affect the amount of expenses that may be covered by such payments in any other taxable year.

4.
Termination before Expiration of Term.  The Executive’s employment hereunder may be terminated prior to the expiration of the Term without any breach of this Agreement under the following circumstances:

a.
Termination by the Executive.  The Executive may terminate his employment hereunder at any time for any reason. Should the Executive wish to resign from his position with the Company, the Executive shall give sixty (60) days advance written notice to the Company (“Notice Period”), specifying the date on which his resignation shall become effective.  During the Notice Period, the Executive shall cooperate fully with the Company in achieving a smooth transition of the Executive’s duties and responsibilities to such person(s) as the Company may designate.  The Company may accelerate the effective date of the Executive’s resignation by giving the Executive prior written notice thereof.

b.	Death. The Executive’s employment hereunder shall terminate upon his death.

c.
Disability.  The Company may terminate the Executive’s employment if, in the reasonable judgment of the Company, the Executive is disabled due to a physical or mental illness, injury or incapacity and unable to perform the essential functions of his then existing position or positions under this Agreement, with or without reasonable accommodation, for a period of 180 days (which need not be consecutive) during any period of 12-month period.  Nothing in this Section 4(c) shall be construed to waive the Executive rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et. seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et. seq.

d.
Termination by the Company.  The Company may terminate the Executive’s employment hereunder at any time, whether or not for Cause.  For purposes of this Agreement, “Cause” shall mean: (i) embezzlement by the Executive; (ii) misappropriation by the Executive of funds of the Company; (iii) the Executive’s conviction of, or plea of guilty or nolo contendere to, a felony; (iv)commission by the Executive of any other act of dishonesty which causes material economic harm to the Company; (v) an act of fraud or deceit by the Executive which causes material economic harm to the Company; (vi) a material breach by the Executive of any provision of this Agreement; (vii) willful failure by the Executive to substantially perform his duties hereunder; (viii) the Executive’s willful breach of any fiduciary duty to the Company; or (ix) the Executive’s significant violation of any lawful rule, policy or procedure of the Company or other contractual, statutory or common law duty to the Company.

No act or failure to act by the Executive shall be deemed willful unless done or omitted to be done by the Executive in bad faith, or without reasonable belief that the Executive’s act or omission was in the Company’s best interests.  In the event of a claimed breach of subsections (vi), (vii) or (ix) hereof, the Executive shall have thirty (30) days after written notice from the Company to cure such breach, failure or violation.

e.
Compensation upon Early Termination.  If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to his authorized representative or estate) any earned but unpaid Base Salary, unpaid expense reimbursements and any vested benefits the Executive may have under any employee benefit plan of the Company (the “Accrued Obligations”).  If the Executive’s employment is terminated by the Company without Cause as provided in Section 4(d) or as a result of non-renewal by the Company of the Initial Term or a Renewal Term, as applicable, the Company shall pay the Executive the Accrued Obligations; and, as consideration for the Executive’s promises in Section 6 hereof, the Executive shall also receive an amount equal to his Base Salary, together with such medical benefits in which he has been participating as of the date of termination of the Executive’s employment with the Company, or their equivalent, for a period of twenty-four (24) months following the date of termination of the Executive’s employment with the Company (the “Severance Benefits”).  For the avoidance of doubt, the Parties agree that such medical benefits may, at the Company’s option, be provided through reimbursement of the premiums incurred by the Executive to continue coverage under the Company’s medical plans pursuant to COBRA, and/or the cost incurred by the Executive to obtain such medical benefits through other means.  The Severance Benefits shall be paid to the Executive in the form of salary continuation, in accordance with the Company’s customary payroll cycles and procedures, subject to the Executive’s compliance with Section 4(f) hereof.  Any reimbursement of expenses incurred by the Executive to continue medical coverage by means other than COBRA that are taxable to the Executive shall be paid to the Executive in all events on or before the last day of the Executive’s taxable year following the taxable year in which such expense was incurred.  No such payment is subject to liquidation or exchange for another benefit and the amount of such expenses that may be covered by such payments in one taxable year shall not affect the amount of such expenses that may be covered by such payments in any other taxable year.  Notwithstanding anything to the contrary in this Section 4(e), if the Executive breaches any of the provisions contained in Section 6 of this Agreement, all payments of the Severance Benefits shall immediately cease.

f.
Prior to making any payment of the Severance Benefits pursuant to Section 4(e) hereof, the Company shall have the right to require the Executive to sign, and the Executive hereby agrees to sign and deliver to the Company, a general release of all claims the Executive may have against the Company in a form attached hereto as Exhibit A, and the Company shall withhold payment of the Severance Benefits until the period during which the Executive may revoke such general release has elapsed.  Upon timely execution, delivery and non-revocation of such general release, payment of the Base Salary portion of the Severance Benefits shall commence on the Company’s first pay date that occurs on or after the sixtieth (60th) day following the termination of the Executive’s employment with the Company.  The Executive further agrees that such agreement shall contain reasonable confidentiality, non-disparagement and cooperation covenants.

5.
Representations.  The Executive represents and warrants that he is not a party to any agreement or instrument which would prevent the Executive from entering into or performing his duties under this Agreement; that he has terminated his employment with all prior employers; and that he will not bring with him to the Company, or use, any confidential information or trade secrets belonging to any prior employer.

6.	Confidentiality and Restrictive Covenants.

a.
The Executive acknowledges and agrees that (i) the business in which the Company and its Affiliates (as defined below) are engaged is intensely competitive and that by virtue of his employment, the Executive will have access to, and knowledge of, Confidential Information and Trade Secrets (as defined below); (ii) the Company and its Affiliates have expended substantial time, money and resources in the development and preservation of its Confidential Information and Trade Secrets;  (iii) the Company and its Affiliates have expended substantial time, money, effort and resources in developing and solidifying their relationships with customers, vendors and business partners, and that the Executive’s compensation hereunder represents consideration, among other things, for the development and preservation of Confidential Information and Trade Secrets and customer, vendor and business partner goodwill, loyalty and contacts for and on behalf of the Company and its Affiliates; (iv) the Company would not employ the Executive absent the Executive’s entry into this Agreement, including the restrictive covenants contained herein; and (v) the Severance Benefits specified in Section 4(e) hereof represents separate and additional consideration for the Executive’s compliance with the covenants contained in Sections 6(f), (g) and (h) hereof if his employment hereunder is terminated without Cause.

b.	For purposes of this Section 6, the following words have the following meanings:

i.
“Affiliate” means the Company and any other entity that, directly or through one or more intermediaries, controls, is controlled by or is under common control with the Company, as determined by the Company.

ii.
“Competitive Business” means any business in any state of the United States in which the Company or its Affiliates operates during the period of the Executive’s employment with the Company that, directly or indirectly, has as a business purpose any operational activity which is or may reasonably be construed to be competitive with the business of the Company or its Affiliates as conducted at any time during the period of employment of the Executive by the Company.

iii.
“Confidential Information” means all information about the Company, its Affiliates, employees, customers, vendors and business partners which is not generally known outside of the Company, which the Executive learns in connection with the Executive’s employment with the Company, and which would be useful to competitors of the Company or, if disclosed to any third party, would be potentially harmful to the Company’s operations or reputation.  Confidential Information includes, but is not limited to:  business and employment policies; marketing methods and the targets of such methods; information concerning past, present and prospective customers, including, without limitation, the names, addresses, telephone numbers, and email addresses of customers, the identities of the individuals responsible for purchasing products or services on behalf of such customers, the contract negotiations with such customers, the contents and duration of agreements with such customers, financial and credit information concerning such customers and the needs and business plans of such customers; information related to the Company’s or its Affiliates’ financial and business plans; promotional materials; price lists; the terms upon which the Company or its Affiliates employs employees and provides products and services to customers; the names, addresses, telephone numbers, and email addresses of the Company’s vendors and suppliers, the identities of the individuals responsible for providing products or services on behalf of such vendors or suppliers, the contract negotiations with such vendors or suppliers, the contents and duration of agreements with such vendors or suppliers; the terms upon which the Company or its Affiliates obtains products and services from vendors or suppliers; the nature, origin, composition and development of the Company’s or its Affiliates’ products and services; the Company’s or its Affiliates’ internal processes; the Company’s or its Affiliates’ international and domestic business and development plans and strategies; the Company’s or its Affiliates’ disposition or acquisition plans or strategies; and the manner in which the Company or its Affiliates provides products and services to its customers.

Confidential Information does not include any information that was at the time of this Agreement, or subsequently becomes, publicly available through no fault of the Executive.

iv.
“Material Contact” means personal contact or the supervision of the efforts of those who have personal contact with an existing or potential customer or vendor in an effort to create, expand or further a business relationship between the Company or its Affiliate and such existing or potential customer or vendor.

v.	“Trade Secrets” means Confidential Information which meets the additional requirements of the Uniform Trade Secrets Act.

(c)
The Executive agrees that upon termination of  the Executive’s employment with the Company, or at such earlier time as the Company may request, he will immediately return to the Company all of the Company’s property (including without limitation, credit cards, computer equipment, computer software, pagers, cellular phones, facsimile machines, any automobile provided by the Company and other equipment) and memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and  its Affiliates, except that he may retain only those portions of personal notes, notebooks and diaries that do not contain Confidential Information or Trade Secrets .  The Executive further agrees that he will not retain or use for his own benefit, purposes or account or the benefit, purposes or account of any other person, firm, partnership, joint venture, association, corporation or other business designation, entity or enterprise, other than the Company and its subsidiaries or Affiliates, at any time, any trade names, trademark, service mark, other proprietary business designation, patent, or other intellectual property used or owned in connection with the business of the Company or its Affiliates.

d.
The Executive covenants and agrees that all information including, without limitation, Confidential Information and Trade Secrets developed or discovered by Executive in connection with the performance of his duties hereunder is and shall remain the sole and exclusive property of the Company, and the Executive hereby assigns to the Company all of his right, title and interest in and to same.

e.
The Executive agrees that during the Term he will only use and disclose the Company’s Confidential Information or Trade Secrets in connection with his duties hereunder.  The Executive further agrees that following the cessation of his employment for any reason, other than as required by law or court order, he will not, at any time, directly or indirectly, use, publish, divulge, disseminate or otherwise disclose any Confidential Information or Trade Secrets to any third party without the prior written consent of the Company, which may be withheld in the Company’s sole discretion.  Such rights of the Company are in addition to those rights the Company has under the common law or applicable statutes for the protection of Trade Secrets.

f.
The Executive agrees that while employed by  the Company and for a period of one (1) year following the date the Executive ceases to be employed by the Company for any reason (the “Restricted Period”), he shall not, whether on his own behalf or on behalf of or in conjunction with any person, business entity or other organization, directly or indirectly employ, engage or retain, or solicit for employment, retention or engagement any person who was a director, officer, employee, independent contractor or consultant of the Company or its Affiliates, or encourage any such person to terminate his or her employment or other relationship with the Company or its Affiliates.

g.
The Executive agrees that during the Restricted Period the Executive will not, directly or indirectly, on the Executive’s own behalf or on behalf of any person, corporation, partnership, venture or other business entity, solicit or accept in competition with the Company and/or its Affiliates, any business from any existing or prospective customers or clients of the Company and/or its Affiliates with whom the Executive had Material Contact at any time during the Executive’s employment with the Company. The Executive acknowledges and agrees that for purposes of this Section 6(g) the Executive shall be deemed to have solicited business in competition with the Company and/or its Affiliates if, during the

Restricted Period,  the Executive engages in any interaction with any such existing or prospective customer or client of the Company or its Affiliates that takes place in an effort to establish, maintain and/or further a business relationship, including, but not limited to, accepting orders for services from such existing or prospective customers or clients, diverting such existing or prospective customer's or client's business from the Company or its Affiliates, disparaging the Company or its Affiliates or their employees or consultants to an existing or prospective customer  or client, or otherwise interfering with the business of the Company and/or its Affiliates with an existing or prospective customer or client, even if such existing or prospective customer initiates contact with the Executive.  The Executive further agrees that during the Restricted Period he will not directly or indirectly interfere with or diminish the business of the Company and/or its Affiliates with an existing or prospective vendor of the Company with whom he had Material Contact at any time during his employment with the Company.

h.
The Executive agrees that during the Restricted Period the Executive will not, directly or indirectly, compete with the Company or its Affiliates by owning, operating or working in, as an employee, contractor, consultant, officer, director or agent for any person or entity engaged in, a Competitive Business.  Likewise, the Executive will not perform activities of the type which in the ordinary course of business would involve the utilization of Confidential Information or Trade Secrets protected from disclosure in this Agreement. Notwithstanding the foregoing, the Executive may own or hold equity securities (or securities convertible into, or exchangeable or exercisable for, equity securities) of companies or entities that engage in the Business; provided, however, that (i) such equity securities are publicly traded on a securities exchange, and (ii) the Executive’s aggregate holdings of such securities do not exceed at any time one percent (1%) of the total issued and outstanding equity securities of such company or entity.

i.
It is expressly understood and agreed that although the Parties consider the restrictions contained in this Section 6 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

j.
The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 6 hereof would be inadequate and the Company would suffer irreparable injury as a result of such breach or threatened breach.  In recognition of this fact, the Executive agrees that, in the event of such breach or threatened breach, in addition to any remedies the

Company may have at law, the Company, without posting any bond or proof of actual damages, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

7.
Inventions.  All discoveries, ideas, creations, inventions and properties (collectively, “Discoveries”), written or oral, which are (a) created, conceived, discovered, developed invented or used by the Executive during the Term, whether or not created, conceived, discovered, developed or invented by the Executive during regular working hours or which are (b) created conceived, discovered, developed invented or used by the Company or its Affiliates, whether or not in connection with the Executive’s employment by the Company, will be the sole and absolute property of the Company and the Company’s applicable Affiliate for any and all purposes whatsoever, in perpetuity.  The Executive will not have, and will not claim to have, any right, title or interest of any kind or nature whatsoever in or to any such Discoveries.  For the avoidance of doubt, the Executive hereby assigns to the Company all of his right, title and interest in and to same.  If any Discoveries, or any portion thereof, is copyrightable, it shall be a “work made for hire,” as such term has meaning in the copyright laws of the United States.

The previous paragraph shall not apply to any Discoveries (i) for which no equipment, supplies, facility or trade secret information of the Company or any of its Affiliates or any customer of the Company or any affiliates of any customer of the Company was used and which was developed entirely on the Executive’s own time, (ii) which does not relate to the business of the Company or any of its Affiliates or to that of the Company’s customers or any affiliates of any customer of the Company and (iii) which does not result from any work performed for the Company or any of its Affiliates or any customers of the Company or any affiliates of any customer of the Company.

The Executive further agrees that all Discoveries developed by the Executive during the Term shall be identified to the Company.  Upon request by the Company, the Executive shall disclose any such Discoveries to the Company (by a full and clear description) for the purpose of determining the Company’s rights therein and will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable in order to vest title in such Discoveries in the Company.

8.
Agreement to Arbitrate Disputes.  Subject to Section 6(j), any dispute, controversy or claim arising out of, involving, affecting or related to this Agreement, or breach of this Agreement, or arising out of, involving, affecting or related in any way to the Executive’s employment or the conditions or termination of such employment, shall be resolved by final and binding arbitration pursuant to the Federal Arbitration Act, in accordance with the applicable rules of the American Arbitration Association, as published at www.adr.org, before one neutral arbitrator agreed upon by the Parties to be held in the Borough of Manhattan, City and State of New York or such other place as to which the Parties may agree.  The arbitrator shall be entitled to award reasonable attorneys’ fees and costs to the prevailing party.  The award shall be in writing, signed by the Arbitrator and shall provide the reasons for the award.  Judgment upon the arbitrator’s award may be filed in and enforced by any court having jurisdiction.  This agreement to arbitrate does not prevent the Executive from filing a charge or claim with any governmental administrative agency as permitted by applicable law.

9.
Entire Agreement.  This Agreement contains all the understandings between the Parties pertaining to the matters referred to herein, and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto. The Executive represents that, in executing this Agreement, he does not rely and has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter, bases or effect of this Agreement or otherwise.

10.
Successors and Assigns.  This Agreement shall not be assignable by Executive.  This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company.

11.
Amendment or Modification; Waiver.  No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by the Executive and by a duly authorized officer of the Company.  No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

12.
Notices.  Any notices required in connection with this Agreement shall be deemed adequately given only if in writing and personally delivered, or sent by first class, registered, certified mail or overnight courier. Acknowledgment of receipt of an e-mail by the person to whom it is directed shall be considered personal delivery. Notices to the Company shall be directed to the main office of the Company.  Notices to the Executive shall be addressed to the Executive’s last known address on file with the Company.

13.
Severability. Except as otherwise provided in Section 6(i) hereof, if any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

14.
Survival.  The respective rights and obligations of the Parties hereunder shall survive any termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

15.
Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of New York, except for such New York laws as would require the application of the substantive law of another jurisdiction.  Subject to Sections 6(j) and 8 hereof, each Party (i) irrevocably consents and submits to personal jurisdiction and venue in the state and federal courts sitting in the State of New York, County of New York; (ii)

waives any and all objections to jurisdiction and venue in such courts; and (iii) waives any objection that such courts are an inconvenient forum.

16.
Headings.  All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

17.	Withholdings. All payments to the Executive under this Agreement shall be reduced by all applicable withholding required by federal, state or local tax laws.

18.
Code Section 409A Omnibus Provision.  Notwithstanding any other provision of this Agreement, it is intended that payments and benefits under this Agreement comply with Section 409A of the Code or with an exemption from the applicable Code Section 409A requirements and, accordingly, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes and penalties under Section 409A of the Code.  For purposes of this Agreement, all rights to payments and benefits hereunder of deferred compensation subject to Section 409A of the Code shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code.  For purposes of this Agreement, the Executive will not be deemed to have had a termination of employment unless there has been a “separation from service” within the meaning of Section 409A of the Code.  Furthermore, neither the Company  nor any of its parents, subsidiaries, divisions, affiliates, directors, officers, predecessors, successors, employees, agents and attorneys shall be liable to the Executive if any amount payable or provided hereunder is subject to any taxes, penalties or interest as a result of the application of Code Section 409A.

Notwithstanding any provision of this Agreement, if the Executive is a “specified employee” (as defined in Section 409A of the Code and Treasury Regulations thereunder), then payment of any amount under this Agreement that is deferred compensation subject to Section 409A of the Code and the timing of which depends upon termination of employment shall be deferred for six (6) months after termination of the Executive’s employment , as required by Section 409A(a)(2)(B)(i) of the Code (the “409A Deferral Period”).  In the event such payments are otherwise due to be made during the 409A Deferral Period, the payments that otherwise would have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum on the first day of the seventh month following termination of the Executive’s employment, and the balance of the payments shall be made as otherwise scheduled.

19.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written.

VOLT INFORMATION SCIENCES, INC.

By:	/s/ Louise Ross
Name:	Louise Ross
Title:	Vice President

THE EXECUTIVE

/s/ Ronald Kochman
Ronald Kochman

EXHIBIT A

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (the “Agreement”) confirms the following understandings and agreements between Volt, including its parent corporation, Volt Information Sciences, Inc. and its subsidiaries and affiliates (hereinafter collectively called the “Company") and NAME (“Employee”) with respect to the termination of Employee’s employment with the Company.

1.           Termination Date.  Employee acknowledges that his/her employment with the Company is terminated effective DATE (the “Termination Date”).  Employee further acknowledges that officials of the Company have explained to Employee that Employee will receive payment of their regular base salary through the Termination Date, in accordance with the Company’s usual payroll practices, whether or not Employee signs this Agreement.

2.           Severance Benefit.  Provided that Employee signs this Agreement, does not revoke the Agreement and abides by its terms, and in return for Employee’s promises in this Agreement, then in addition to the payments referred to in paragraph 1 hereof, the Company agrees to pay Employee the gross amount of WRITTEN AMOUNT ($AMOUNT) (the “Severance Benefit”).  Such amount, less required withholdings and deductions, will be paid to Employee no less than seven (7) days after the Termination Date or Employee’s execution and non-revocation of this Agreement.

You agree and acknowledge that you have been paid all wages due and owing to you and the Severance Benefit is above and beyond anything to which you are otherwise entitled to and is payable to you only in exchange for execution of this Severance Agreement and General Release.

3.           General Release.  For and in consideration for the Severance Benefits, and other good and valuable consideration the sufficiency of which is hereby acknowledged, on behalf of Employee and Employee’s heirs, family members, executors, administrators, successors and assigns, Employee hereby fully and forever releases and discharges the Company (which for purposes of such waiver, release and discharge is deemed to include its present and former officers, directors, employees, agents, investors, shareholders, administrators, representatives, affiliates, divisions, subsidiaries, general partner, parent corporations, predecessor and successor corporations and assigns) including, without limitation, Volt Information Sciences, Inc. (“Volt”) and all of its subsidiaries, from any and all liability for any claim, duty, debt, obligation, cause of action or damages (collectively "claims"), whether presently known or unknown, suspected or unsuspected, that Employee may possess arising from any omission, act or fact that has occurred up to and including the date Employee signs this Agreement.  Such released claims include, but are not limited to:

(a) any claims for wages, separation pay, severance pay, bonuses, commissions, accrued vacation, personal days, holidays, vested and unvested stock options, automobile lease payments, attorneys fees, costs or expenses;

(b)   any other claims arising out of Employee’s employment with the Company or the termination thereof;

(c)   any claims arising under the common law including, without limitation, all claims pursuant to public policy, tort law or the implied covenant of good faith and dealing;

(d)   all claims arising under any agreement, contract (express or implied), understanding or promise (whether oral or written) between Employee and the Company;

(e)   any claims arising under any federal, state or local constitution, statute, regulation or ordinance to the extent such claims may be validly waived, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, the Equal Pay Act, as amended, the Family and Medical Leave Act of 1993, as amended; the Worker Adjustment and Retraining Notification Act; and/or any state equivalence of these identified federal statutes; any claims under N.Y. EXEC. LAW § 290 et seq. (prohibiting discrimination based on age (18+), race, creed, color, national origin (including ancestry), sexual orientation (actual or perceived), military status, sex, pregnancy, disability, predisposing genetic characteristics, marital status, arrest or conviction, and genetic information or testing) and

(f)   any claim for any other loss or damage; and

(g)   any rights or remedies you would otherwise be entitled to seek with an administrative agency is not included herein.

Notwithstanding the foregoing, this paragraph 3 is not intended to and will not be construed to: (i) impair any claim to indemnification and/or contribution you may have pursuant to applicable law or the Company’s governance instruments for acts committed during the period of and within the scope of employment, or (ii) impair your coverage, if any, under any Company liability insurance policy.

4.           Acknowledgements.  Employee acknowledges that the benefits provided to him/her under this Agreement exceed any payment, benefit and/or other thing of value to which Employee might otherwise be entitled pursuant to any policy, plan or procedure of the Company or pursuant to any prior agreement or contract with the Company. Employee specifically acknowledges that among the rights and claims against the Company that Employee is waiving are all of his/her rights and claims under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”) and a waiver of rights under the New York City Human Rights Law (New York City ADM. Code § 8-101, et.seq..  Employee understands that Employee is not waiving any rights or claims that arise after the execution of this Agreement.  Employee further acknowledges, however, that the decision regarding his/her termination was made prior to the signing of this Agreement, and that Employee is specifically signing this Agreement to release any and all claims Employee may have in connection with his/her employment and the termination of his/her employment.  Employee represents and warrants that Employee is not aware of any claims that he/she may have under the Family and Medical Leave Act.

5.           Covenant not to Sue.  Employee represents that he/she has not initiated or permitted to be initiated any lawsuits, arbitration proceedings or administrative proceedings against the Company, and Employee agrees that he/she will not do so in the future with respect to the subject matter of and claims released pursuant to this Agreement, except as may be necessary to enforce the Agreement or obtain the benefits described in or granted by the Agreement.  Employee understands, however, that this Agreement may not affect the responsibility of the Equal Employment Opportunity Commission (the “Commission”) to enforce the ADEA, the right of an employee to file a charge or participate in the Commission’s proceedings under the ADEA, or Employee’s right to challenge the knowing and voluntary nature of the Agreement under the ADEA.

Nothing in this Agreement shall be construed to prohibit you from filing a charge with or participating in any investigation or proceeding conducted by the Commission or a comparable state or local agency.  Notwithstanding the foregoing, you agree to waive your right to recover monetary damages in any charge, complaint, or lawsuit filed by you or by anyone else on your behalf.

6.           Non-Disclosure of Agreement.  Employee agrees that he/she will not, unless required by law or authorized in writing by an officer of the Company, talk about, write about or otherwise publicize the terms of this Agreement, the benefits being paid under it or the fact of their payment, except that this information may be disclosed to Employee’s respective attorneys, accountants or other professional advisors to whom disclosure must be made in order for them to render professional services to Employee.  Such attorneys, accountants or other professional advisors will, however, be instructed to maintain the confidentiality of this information.  Notwithstanding the foregoing, Employee and the Company agree that this Agreement may be used as evidence in any proceeding, administrative, judicial, arbitral or otherwise, relating to Employee’s employment with the Company or the termination thereof.

7.           Non-Disparagement.  Employee further agrees that Employee will not, at any time, orally or in writing, disparage, denigrate or defame the Company, or any parent, partner, subsidiary or affiliate of the Company their respective products, services or business conduct, or otherwise impugn the reputation of the Company, or any parent, partner, subsidiary or affiliate of the Company, or that of any of their respective directors, officers, affiliates, agents, employees or representatives.

8.           Confidentiality; Return of Company Property.  Employee recognizes and acknowledges that the Company has expended considerable resources in the acquisition, development and accumulation of confidential information, trade secrets and proprietary information concerning its business operations.  Employee further recognizes and acknowledges that by reason of his/her employment with the Company Employee was in a confidential relationship with the Company and had access to its confidential information, trade secrets and proprietary information.  Accordingly, Employee agrees as follows:

(a)   Employee agrees that he/she will not use or disclose to any third party, in any manner whatsoever, whether created by Employee or obtained from the Company (or any parent, partner, subsidiary or affiliate thereof) or third parties, any confidential information or proprietary information relating to Employee’s employment with the Company, the operations of the Company or any subsidiary or affiliate thereof (including, without limitation, marketing and sales plans, financial data and reports, technical data, software, inventions, developments, discoveries, business plans and employee information), or confidential information pertaining to any business relationships of the Company (or any subsidiary or affiliate thereof).

(b)   To the extent Employee has not already done so, and except as may be otherwise provided in this Agreement, Employee agrees that he/she will immediately return to the Company (i) all property of the Company (or any parent, partner, subsidiary or affiliate thereof) in his/her possession or under his/her control, including, without limitation, computer hardware and software, computer data files (whether in tape or diskette form), cellular telephones, Company leased automobiles, entry cards, identification badges, keys, customer lists and computer system access codes, and (ii) all merchandising programs, memoranda, notes, plans, records, reports, financial statements, employee files, prospective employee resumes, correspondence (both intra-company and with outside parties) and other documents and data (and all copies thereof) relating to the business of the Company (or any parent, partner, subsidiary or affiliate thereof), whether created by Employee or obtained from the Company (or any subsidiary or affiliate thereof) or third parties, which Employee has in his/her possession or under his/her control.

(c)   To the extent Employee has not already done so, Employee hereby assigns all right, title and interest in and to any inventions, products, discoveries, improvements, processes, manufacturing, marketing and services methods or techniques, formulae, designs, styles, specifications, data bases, computer programs (whether in source code or object code), know-how, strategies and data, whether or not patentable or registrable under patent, trademark, copyright or similar statutes, made, developed or created by Employee (whether at the request or suggestion of the Company, any of its affiliates, or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise) during the period of Employee’s engagement by the Company, which pertains to the actual or contemplated business, products, intellectual property or processes of the Company or any of its affiliates (collectively hereinafter referred to as “Developments”). Employee agrees the Company owns and shall own all right, title and interest to the Developments and that such Developments shall be considered "works made for hire" under US Copyright Law.  If any of the Developments are held for any reason not to be "works made for hire" for the Company or if ownership of all right, title and interest in and to the Developments has not vested exclusively and immediately in the Company upon creation, the Employee irrevocably assigns, without further consideration, all right, title and interest in and to the Developments to the Company including any and all moral rights in the Developments recognized by applicable law.  The Employee irrevocably agrees to execute any document requested by the Company or its affiliates to give effect to this paragraph such as assignment of invention or other general assignments of intellectual property rights, without additional compensation thereof.

(d)   Employee agrees to keep all of the Company’s trade secrets confidential for so long as they continue to constitute a trade secret under applicable law.

9.           Company Assistance. Employee agrees to be reasonably available upon the Company’s request, to provide reasonable assistance with respect to any and all matters with which Employee was involved during his/her employment, and to facilitate a smooth transition of the transactions and other matters on which Employee was working to such individual or individuals as may be assigned by the Company.  Employee further agrees to be reasonably available upon the Company’s request to provide reasonable assistance with litigation between the Company and third parties related to business Employee conducted during his/her employment.  Such cooperation and assistance by Employee will include, without limitation, availability to answer questions from Company employees and attorneys, availability to provide deposition testimony and voluntary attendance at trial if called as a witness.  Whenever possible, such cooperation and assistance by Employee will be provided at times which are mutually convenient to Employee and the Company, and the Company will use its best efforts to avoid a conflict with Employee’s work schedule and business obligations.  In connection with the cooperation and assistance rendered by Employee hereunder, the Company will reimburse Employee’s reasonable and approved out-of-pocket expenses upon the presentation of appropriate documentation with respect thereto.

10.           Enforcement.  Employee acknowledges that Employee’s obligations set forth in this Agreement are reasonable and necessary for the protection of the Company and that the Company may be irrevocably damaged if such obligations are not specifically enforced.  Accordingly, Employee agrees that, in addition to any other relief to which the Company may be entitled in the form of actual or punitive damages, the Company shall be entitled to seek and obtain injunctive relief (without the necessity of posting bond) from a court of competent jurisdiction for the purpose of restraining Employee from any actual or threatened breach of such obligations.

11.           Nature of Agreement.  Employee understands and agrees that this Agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

12.           Time to Consider; Revocation; Effective Date.  Although Employee may sign this Agreement as soon as he/she wishes, Employee may take up to 21 days to decide whether to sign it.  Employee’s decision to sign this Agreement and accept its terms is revocable at Employee’s option within seven (7) days after Employee has signed it.  Any revocation of this Agreement must be in writing and submitted to Louise Ross, Volt Information Sciences, Inc., 1065 Avenue of the Americas, New York, New York 10018.  None of the Company's obligations hereunder become effective until Employee has signed the Agreement and the seven (7) day revocation period has passed.

13.           Miscellaneous.

(a)   This Agreement shall be binding upon the parties and may not be modified in any manner, except by a writing of concurrent or subsequent date signed by duly authorized representatives of the parties.  This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

(b)   In the event that one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.  Moreover, if one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

(c)   This Agreement shall be interpreted and construed by the laws of the State in which the employee was last employed.

(d)   Waiver by either party of a breach of any provision of this Agreement by the other shall not operate as a waiver of any other or subsequent breach by such other party.

(e)   The terms contained in this Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior negotiations, representations or agreements relating thereto, whether written or oral, with the exception of any agreements concerning confidentiality, trade secrets, or any nonsolicitation, nonservicing, noncompetition, invention assignment or work-for hire agreements contained in the Employment Agreement, all of which are hereby expressly confirmed and ratified.  Employee represents that in signing this Agreement, Employee has not relied upon any promise, representation or statement not set forth herein.

14.           Voluntary Assent.  By signing below, Employee acknowledges and represents that he/she has read this Agreement and Exhibit A attached hereto which forms a part of this Agreement, that Employee understands its meaning and content, that he/she has been afforded a sufficient opportunity to consider the Agreement, that Employee has been advised to consult with an attorney concerning the Agreement, that Employee freely and voluntarily assents to all of the terms and conditions hereof, and that Employee has signed the Agreement at his/her own free and voluntary act.  Employee further acknowledges that the Severance Benefits shall also constitute good and sufficient consideration for all of Employee’s agreements, undertakings and releases hereunder.

AGREED AND ACCEPTED:	Volt

Employee	By:

Date	Date: